Exhibit 99.1

          Ingles Markets, Incorporated Reports First Quarter Results

    ASHEVILLE, N.C., Jan. 26 /PRNewswire-FirstCall/ -- Ingles Markets, Incorporated (Nasdaq: IMKTA) today announced results for the first quarter of fiscal year 2004, ended December 27, 2003.
    Net sales for the first quarter ended December 27, 2003, were $534.3 million, a 7.9% increase from the first quarter of fiscal 2003, ended December 28, 2002. Comparable store sales increased 6.3% for the same period.
    Gross profit dollars increased 1.2% for the December 2003 quarter over the December 2002 quarter, however as a percentage of sales, gross profit margin decreased to 24.7% for the December 2003 quarter compared to 26.3% for the December 2002 quarter. Operating and administrative expense dollars increased 2.4%, however as a percentage of sales decreased to 22.1% for the December 2003 quarter compared to 23.3% of sales for the December 2002 quarter.
    Net rental income decreased $0.6 million to $1.5 million for the December 2003 quarter compared to $2.1 million for the December 2002 quarter due primarily to the loss of rent income from a shopping center sold in September 2003. Other income increased $0.8 million in the December 2003 quarter compared to the December 2002 quarter, due principally to the inclusion in the December 2003 quarter of a gain of $1.0 million for the sale of an outparcel to a drug store.
    Interest expense increased $1.1 million for the three months ended December 27, 2003, compared to the three months ended December 28, 2002, due primarily to the issuance in May 2003 of an additional $100 million of the existing 8-7/8% Senior Unsecured Subordinated Notes (the "Notes"), maturing December 2011.
    Net income for the December 2003 quarter was $1.8 million, or $0.08 per diluted share, compared to $3.2 million, or $0.14 per diluted share, for the December 2002 quarter.
    During the December 2003 quarter, Ingles completed two major remodel/expansions and two minor remodels, purchased one new store site and purchased a free standing retail store leased to another retailer. Capital expenditures for the December 2003 quarter totaled $27.3 million. For the balance of the fiscal year, Ingles expects to open two new stores, one of which will be leased and one owned, complete one major remodel and add approximately eight new fuel stations on existing store sites. In addition, Ingles plans to purchase six store sites for future store expansion. Current capital expenditure plans for the entire fiscal year are approximately $70 million, including expenditures for stores to open in fiscal 2005.
    Commenting on the results, Robert P. Ingle, chairman and chief executive officer, stated, "At the beginning of the December 2003 quarter, we introduced the Ingles Advantage Savings and Rewards Card. The card was well received by our customers as reflected in our impressive sales growth for the quarter. Our gross profit percentage suffered due to the increased promotional activity but we achieved an increase in gross profit dollars. Operating and administrative expenses declined as a percentage of sales due to the increased sales volume. The decrease would have been larger but the December 2003 quarter included expenses of approximately $1.4 million in connection with the introduction of the card. The introductory expenses included increased payroll to retag the stores and sign up customers, increased supply costs for tags, cards and signage, data entry of application information and increased advertising and design costs.
    "We are excited about the reception of the card program and the corresponding increase in sales. We believe that it will allow us to better reward and retain our loyal customers. We intend to keep our focus on increasing sales by offering value to our loyal customers, operating quality stores and controlling costs and improving margins wherever possible."
    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2003 Form 10-K and Forms 10-Q.
    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 15 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com .


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                                                     Three Months Ended
                                                    Dec. 27,     Dec. 28,
                                                      2003         2002

    Net sales                                       $534,334     $495,116
    Gross profit                                     131,910      130,345
    Operating and administrative expenses            118,126      115,337
    Rental income, net                                 1,514        2,151
    Income from operations                            15,298       17,159
    Other income, net                                  1,337          498
    Interest expense                                  13,858       12,732
    Income taxes                                         980        1,750
    Net income                                        $1,797       $3,175

    Basic earnings per common share                    $0.08        $0.14
    Diluted earnings per common share                  $0.08        $0.14

    Additional selected information:
    Depreciation and amortization expense            $13,981      $12,409
    Rent expense                                      $7,994      $10,606


               Condensed Consolidated Balance Sheets (Unaudited)

                                                    Dec. 27,     Sept. 27,
                                                      2003         2003
    ASSETS
      Current assets                                $286,274     $315,065
      Property and equipment-net                     750,273      740,834
      Other assets                                    15,764       15,760

    TOTAL ASSETS                                  $1,052,311   $1,071,659

    LIABILITIES AND STOCKHOLDERS' EQUITY

      Short-term loans and current maturities of
       long-term debt                                $34,868      $38,032
      Accounts payable, accrued expenses and
       current portion of other long-term
       liabilities                                   137,475      144,588
      Deferred income taxes                           39,380       40,615
      Long-term debt                                 595,627      602,932
      Other long-term liabilities                      2,353        1,929

        Total Liabilities                            809,703      828,096
      Stockholders' equity                           242,608      243,563

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $1,052,311   $1,071,659

SOURCE  Ingles Markets Incorporated
    -0-                             01/26/2004
    /CONTACT: Brenda S. Tudor, Vice President-Finance & Chief Financial Officer of Ingles Markets Incorporated, +1-828-669-2941, Ext. 223/
    /Web site:  http://www.ingles-markets.com /
    (IMKTA)

CO:  Ingles Markets Incorporated
ST:  North Carolina
IN:  REA SUP
SU:  ERN